Exhibit 4.20

NQ MOBILE INC.

Restricted Common Shares Purchase Agreement

GRANTOR

NQ MOBILE INC.

GRANTEES:

FEILIU MOBILE INC.

AND

LIANG ZHONG

CONTENT

1.	DEFINITIONS AND INTERPRETATIONS	2

2.	GRANTING OF RESTRICTED SHARES	3

3.	GRANTING AND VESTING SCHEDULES OF RESTRICTED SHARES	3

4.	CONDITIONS PRECEDENT TO CLOSING	6

5.	CLOSING	7

6.	REPURCHASE	8

7.	RESTRICTIONS ON TRANSFER	9

8.	RESTRICTIONS ON VOTING AND DIVIDEND RIGHTS	9

9.	REGISTER	10

10.	WITHHOLDING OF TAXES	10

11.	MISCELLANEOUS	10

12.	EFFECTIVENESS	10

13.	BREACH	11

14.	CONFIDENTIALITY	11

15.	DISPUTE SETTLEMENT	11

16.	NOTICE AND SERVICE	12

17.	MISCELLANEOUS	12

APPENDIX 1: NQ MOBILE INC. RESTRICTED SHARES AWARD AGREEMENT

The Agreement is entered into by and between the following parties on November 12, 2012 in Beijing:

FEILIU MOBILE INC., a legally incorporated and valid existing legal entity in accordance with laws of Cayman Islands with registered address of Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY 1-1112, Cayman Islands. (“Grantee A”)

Liang Zhong, a PRC citizen, with identification number of 360502198706130412, who is going to set up an offshore company to purchase the restricted shares under this Agreement (“Grantee B”)

(Grantee A and Grantee B are collectively referred to as “Grantees”)

NQ Mobile Inc., a legally incorporated and valid existing legal entity in accordance with laws of Cayman Islands with registered address of the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY 1-1104, Cayman Islands (the “Grantor”);

The Grantees and Grantor are called “Party” respectively and “Parties” collectively.

WHEREAS

A.	The Grantor’s affiliate Beijing NQ Technology Co., Ltd. (“Beijing Technology”), Beijing Feiliu Jiutian Technology Co., Ltd. (“Feiliu”), Xianle Ni and other parties has entered into on November 12, 2012 the Stock Transfer Agreement, providing that Beijing Technology shall obtain 100% equity of Feiliu (“Domestic Transaction”). Beijing Red Infinity Technology Co., Ltd. (“Red’) is a wholly owned subsidiary owned by Feiliu.

B.	The Management Shareholders, as the original shareholders of Feiliu has made substantial contribution to close the Domestic Transaction and are going to become an employees of the Grantor. Thus the Grantor is going to issue an amount of restricted common shares which total value equal to USD 46,299,925 to the Grantees at the price of 0.0001 USD per share.

C.	The Parties agree to conduct the granting and vesting the restricted shares pursuant to the terms and conditions of this Agreement.

1.	Definitions and Interpretations

1.1	Definition

Unless otherwise provided, the following terms in this Agreement shall have meanings as follows:

“Effective Date” means the effective day as provided in section 12.1.

“Closing Date” means the closing day as defined in section 5.1 of this Agreement.

“Operation Profit” means the profit as stated in consolidated financial statement of Feiliu as audited by the accounting firm appointed by the board of Grantor for certain financial period under US GAAP, deducting: (1) non-recurring gains and losses; (2) non-continuing revenue, including but not limited to government fund or subsidy or tax exemption or refund; (3) account receivable that is longer than six months.

“Feiliu 2013 First Half Year Profit Target” means the Operation Profit of Feiliu’s own operation achieves RMB 17,544,000 in first and second quarters in 2013.

“Feiliu 2013 Second Half Year Profit Target” means the Operation Profit of Feiliu’s own operation achieves RMB 34,132,000 in third and four quarters in 2013.

“Red 2013 First Half Year Profit Target” means the Operation Profit of Red’s own operation achieves RMB 4,715,000 in first and second quarters in 2013.

“Red 2013 Second Half Year Profit Target” means the Operation Profit of Red’s own operation achieves RMB 7,178,000 in third and four quarters in 2013.

“Feiliu 2014 First Half Year Profit Target” means the Operation Profit of Feiliu’s own operation achieves RMB 49,638,000 in first and second quarters in 2014.

“Feiliu 2014 Second Half Year Profit Target” means the Operation Profit of Feiliu’s own operation achieves RMB 68,747,000 in third and four quarters in 2014.

“Red 2014 First Half Year Profit Target” means the Operation Profit of Red’s own operation achieves RMB 9,941,000 in first and second quarters in 2014.

“Red 2014 Second Half Year Profit Target” means the Operation Profit of Red’s own operation achieves RMB 15,035,000 in third and four quarters in 2014.

“Management Shareholders” means Xianle Ni, Mugang Du and Liang Zhong.

“Demission for Cause” means one’s resignation from his major position in Feiliu and/or Red or is fired by Feiliu and/or Red for malice or gross negligence, or incompetence to serve as senior executives in Feiliu and/or Red for his own causes.

1.2	Interpretation

The title of provisions and appendix of this Agreement is established for convenience of reference and shall not affect its respective definition or explanation.

2.	Granting of Restricted Shares

2.1	The Grantor agrees to grant to the Grantees, and the Grantees agree to buy a total amount of an amount of restricted common shares which total value equal to USD 46,299,925, calculated at the average market price of 90 days (the “Standard Price”) before execution of this Agreement (the “Restricted Shares”) to the Grantees at the price of 0.0001 USD per share.

2.2	On condition that all closing conditions in section 4 of this Agreement have been fully satisfied, all Restricted Shares shall be granted and vested as specified in section 3 of this Agreement.

3.	Granting and Vesting Schedules of Restricted Shares

The Restricted Shares under this Agreement shall be granted and vested on following conditions and schedules:

3.1	First Batch of Granting and Vesting of Restricted Shares

3.1.1	Restricted Shares valued at USD14,720,062 is granted and vesting to Grantee A within the 30th day after the date on which Domestic Transaction is filed with the Industrial and Commerce Administration Authority, provided that Xianle Ni and Mugang Du are not dismissed from Feiliu as of such date.

3.1.2	Restricted Shares valued at USD 3,799,908 is granted and vesting to Grantee B within the 30th day after the date on which Domestic Transaction is filed with the Industrial and Commerce Administration Authority, provided that Liang Zhong is not dismissed from Feiliu or Red as of such date.

3.2	Second Batch of Granting and Vesting of Restricted Shares

3.2.1	Restricted Shares valued at USD 7,360,031 is granted and vesting to Grantee A upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) 25% of Restricted Shares in this batch as provided in section 3.2.1 shall be granted and vested at the end of each year from January 1, 2013 to December 31, 2016, until all Restricted Shares in this batch is granted and vested; (3) Xianle Ni and Mugang Du are not dismissed from Feiliu as of each granting.

3.2.2	Restricted Shares valued at USD 1,899,954 is granted and vesting to Grantee B upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) 25% of Restricted Shares in this batch as provided in section 3.2.2 shall be granted and vested at the end of each year from January 1, 2013 to December 31, 2016, until all Restricted Shares in this batch is granted and vested; (3) Liang Zhong not dismissed from Feiliu and Red as of each granting.

3.3	Third Batch of Granting and Vesting of Restricted Shares

3.3.1	Restricted Shares valued at USD3,890,750 is granted and vesting to Grantee A upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Feiliu 2013 First Half Year Profit Target is achieved; (3) Xianle Ni and Mugang Du are not dismissed from Feiliu.

3.3.2	Restricted Shares valued at USD739,243 is granted and vesting to Grantee B upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Red 2013 First Half Year Profit Target is achieved; (3) Liang Zhong is not dismissed from Feiliu and Red.

3.3.3	Restricted Shares valued at USD3,890,750 is granted and vesting to Grantee A upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Feiliu 2013 Second Half Year Profit Target is achieved; (3) Xianle Ni and Mugang Du are not dismissed from Feiliu.

3.3.4	Restricted Shares valued at USD739,243 is granted and vesting to Grantee B upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Red 2013 Second Half Year Profit Target is achieved; (3) Liang Zhong is not dismissed from Feiliu and Red.

3.3.5	Restricted Shares valued at USD3,890,750 is granted and vesting to Grantee A upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Feiliu 2014 First Half Year Profit Target is achieved; (3) Xianle Ni and Mugang Du are not dismissed from Feiliu.

3.3.6	Restricted Shares valued at USD739,243 is granted and vesting to Grantee B upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Red 2014 First Half Year Profit Target is achieved; (3) Liang Zhong is not dismissed from Feiliu and Red.

3.3.7	Restricted Shares valued at USD3,890,750 is granted and vesting to Grantee A upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Feiliu 2014 Second Half Year Profit Target is achieved; (3) Xianle Ni and Mugang Du are not dismissed from Feiliu.

3.3.8	Restricted Shares valued at USD739,243 is granted and vesting to Grantee B upon satisfaction of following conditions: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Red 2014 Second Half Year Profit Target is achieved; (3) Liang Zhong is not dismissed from Feiliu and Red.

3.3.9	Treatment for Un-fulfilment of Operation Profit Target

If any of the Operation Profit Target is not fully achieved, the Restricted Shares shall be granted and vested according to the actual operation profit on a pro rata basis, provided that the following conditions are met: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Profit Target is 80% or more achieved; (3) the Management Shareholders are not dismissed from Feiliu and/or Red.

3.4	Non-granting or vesting

During the granting period of the Restricted Shares, any conditions other than simple timing conditions were not fulfilled, Prior to the granting of the Restricted Shares, and if it is not qualified for treatment as provided in section 3.3.9, the Restricted Shares in this batch of granting shall not be granted any more.

If the Grantees do not exercise the granted Restricted Shares within prescribed period, the Grantor has right to cancel such granted shares.

3.5	Price

The Restricted Shares shall be purchased at USD 0.0001 per share.

3.6	Bonus Shares

Provided that all conditions in section 3.6.3 are fully met, and Feiliu’s actual operation profit excesses the profit target, the Grantor agree to grant extra Restricted Shares, which may be vested on the day that all conditions in section 3.6.3 are fully met and at the price as provided in section 3.5. The amount of extra Restricted Shares is calculated as follows:

3.6.1	First half year bonus: amount of bonus Restricted Shares= [(Actual Profit-Profit Target)*4]/Standard Price;

3.6.2	Second half year bonus is calculated in two situations:

(1)	If the first half year profit target is not achieved, and the actual profit is less than 80% of profit target, the second half year’s actual profit shall be first made up the first half year target, until it reaches 80% of the profit target. Under this circumstance, the bonus Restricted Shares amount ={[Second half year actual profit-(First half year profit target*80%-Actual first half year profit)-Profit Target)]*4}/ Standard Price. If the result is negative, the bonus shares shall not be granted.

(2)	If the first half year profit target is achieved, and the actual profit is more than 80% of profit target, the second half year’s bonus calculation is the same as that of the first half year.

3.6.3	Conditions of bonus: (1) Domestic Transaction is filed with the Industrial and Commerce Administration Authority; (2) Feiliu Profit Target is achieved and exceeded; (3) Management Shareholders are not dismissed from Feiliu and/or Red.

4.	Conditions Precedent to Closing

4.1	The Grantor’s obligation of closing under this Agreement is conditioned on satisfaction of following conditions precedent before or on the Closing Date:

(1)	From the execution day to the Closing day, the representations, warranties and covenants in Domestic Transaction is true, complete and accurate in all material aspects, and there is no misleading or false representation or fact or proceedings and disputes that have substantial adverse effect on Feiliu and Grantor for conducting the transaction under this Agreement;

(2)	The Grantee has provided all support, execute documents, obtain approvals and complete procedurals necessary for Domestic Transaction and Restricted Shares pursuant to relevant laws and by-laws of Grantor;

(3)	From the execution day to the Closing day, there is no event, situation or changes that has substantial and non-perfecting adverse effect on the Grantor and the performance of this Agreement;

(4)	All material information in relation to the Domestic Transaction and Restrict Shares and Grantee’s material obligations and responsibility have been disclosed to Grantor and such disclosure is accurate, complete and true in substantial aspect;

(5)	The Grantee and Feiliu has obtained the Grantor’s prior written consent prior to commence the follow activities, including:

(A)	Any capital investment and loan of more than RMB 50,000 by Feiliu;

(B)	Distribution of profit by Feiliu;

(C)	Material change of Feiliu employee’s remuneration;

(D)	Important cooperation with outside parties with respect to Feiliu’s business;

(E)	Release of new product and plan by Feiliu.

(6)	Domestic Transaction’s registration in Administration for Industry and Commerce has been completed.

4.2	The Grantor has right to terminate this Agreement if any of the above conditions in section 4.1 has not been satisfied on the Closing Date.

5.	Closing

5.1	Closing

Closing in this Agreement means the Parties complete the transaction under this Agreement pursuant to its terms and conditions. The Parties agree and acknowledge that the day that relevant registration of the Shares is complete and the Grantor grants the Restricted Shares. Closing shall be in Grantor’s office or other place as agreed by the Parties.

5.2	Grantor’s Obligations

On Closing, the Grantor shall deliver the following documents to the Grantee:

(1)	Grantor’s shareholders’ and board resolution to authorize Grantor to execute, deliver and perform this Agreement;

(2)	The certificate of the Restricted Shares as provided in section 2.2.

5.3	Grantee’s Obligations

On Closing, the Grantee shall deliver the following documents to the Grantor:

(1)	Grantee’s shareholders’ and board resolution to authorize Grantor to execute, deliver and perform this Agreement;

(2)	The certificate of payment as provided in section 2.1.

6.	Repurchase

6.1	Penalty Items

(1)	Feiliu fails to cure the social insurance, housing funds and other welfare-oriented payment delinquencies within 180 days after the closing of the Nationsky Transaction;

(2)	Any material loss to Feiliu, Red or Beijing Technology were incurred due to false, incomplete or misleading representation by Feiliu in the Capital Increase and Stock Transfer Agreement, which has not been made up or fully compensated within 30 days as of Beijing Technology’s notice;

(3)	Feiliu fails to timely perform any obligation in accordance with the Capital Increase and Stock Transfer Agreement and fails to cure any such breaches within the time extension, if any, agreeable to Beijing Technology.

6.2	Repurchase

(1)	Timing: when the penalty item is due and there is unpaid penalty, the Grantor has right to repurchase the Restricted Shares which value is equal to the unpaid penalty after it is due pursuant to the following terms and conditions.

(2)	The number of Restricted Shares that the Grantor may reacquire equals to the amount of unpaid penalties divided by the closing price of the publicly traded shares of the Grantor on the first trading day after Penalty Due Date. Any currency exchange rate used for this repurchase shall be calculated using the median exchange rate announced by the Bank of China upon the first trading date after Penalty Due Date.

(3)	Repurchase price: USD 0.0001 per share. No consideration needs to be paid for the cancelled Restricted Shares.

(4)	To repurchase Restricted Shares to satisfy the unpaid penalties incurred from breaches, the Grantor shall first reacquire the Restricted Shares which are not offered but held by the Grantees under this Agreement to satisfy the unpaid penalties for breaches. If the number of the unvested Restricted Shares is less than the number of Restricted Shares that the Grantor may reacquire, the Grantor may reacquire the unvested Restricted Shares to satisfy the unpaid penalties for breaches; If still insufficient, the Grantor may reacquire the vested Restricted Shares; if still insufficient, the Grantee or the actual controller shall pay the difference between the unpaid penalties and the value of the repurchased Restricted Shares in cash.

(5)	Joint and Separate Liability: the Grantees agree to take joint and separate liability regarding the Penalty Items above. In the event of satisfying the conditions, the Grantor is entitled to choose cancel and/or repurchase the Restricted Shares held by the Grantees.

7.	Restrictions on Transfer

Except pursuant to the written consent of the Grantor, the Restricted Shares and the rights and privileges conferred hereby shall not be transferred, assigned, or otherwise disposed of in any way (whether by operation of law or otherwise) prior to vesting. Upon any attempt to transfer, assign, or otherwise dispose of any Restricted Share prior to vesting, or any right or privilege conferred hereby, this grant and the rights and privileges conferred hereby shall immediately become null and void.

In the event of a transfer of part or all of the Restricted Shares held by the Grantee as consented to by the Grantor, the Grantee hereby acknowledges and agrees that the Grantee has the obligation to ensure that the transferee will be subject to and comply with the same terms, conditions, requirements and restrictions imposed on the Grantee by the Grantor in connection with the Restricted Shares granted hereunder.

The Grantees agree that (1) 37.5% the first batch of Restricted Share as provided in section 3.1 in this Agreement shall not be transferred before 30 days of vesting; (2) 62.5% the first batch of Restricted Share as provided in section 3.1 in this Agreement shall not be transferred before 90 days of vesting.

8.	Restrictions on Voting and Dividend Rights

The Grantee will not be entitled to vote or receive dividends paid on the unvested portion of the Restricted Shares. With respect to any vested portion of the Restricted Shares, the Grantee will be entitled to vote and receive dividends paid on them after the Company has entered the Grantee’s name in the Grantor’s register of members as the registered holder of such shares.

9.	Register

The unvested portion of the Restricted Shares will not be registered on the Grantor’s Register of Members. With respect to any vested portion of the Restricted Shares, the Company will enter the Grantee’s name into the Register of Members. After the Company has entered the Grantee’s name into the Register of Members with respect to any vested portion of the Restricted Shares, it may, but is not obligated to, issue one or more share certificates, registered in the Grantee’s name.

10.	Withholding of Taxes

The Grantees shall be wholly responsible to satisfy its own tax obligations arising from the grant of the Restricted Shares. However, the Grantees authorizes the Grantees to deduct or withhold an amount sufficient to satisfy applicable national, state, local and foreign taxes arising from the grant of the Restricted Shares if the laws burden the Grantees or its affiliate with the tax obligations arising from the grant of the Restricted Shares. The Grantees further authorizes the Grantees or its affiliate to withhold a number of the Restricted Shares upon the distribution of the Restricted Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax obligations arising from the grant of the Restricted Shares. For the avoidance of doubt, the Grantor has discretion in determining whether or not the Grantees have satisfied or performed, fully or otherwise, the Grantees’ tax obligations.

11.	Miscellaneous

Other issues relating to issuance of Restricted Shares, qualification, obligation and rights that is not provided in this Agreement shall be governed by RESTRICTED SHARES Award Agreement of appendix 1 and by-laws of the Grantor.

12.	Effectiveness

12.1	The Agreement shall be effective upon execution.

12.2	Before the Agreement becomes effective, the Parties agree and acknowledge that section 7, 14 and 15 is binding on the Parties.

13.	Breach

Failure to fulfil part of all of the obligations, or breach of any of the provisions of this Agreement in a timely manner, in action or inaction, constitutes breach of this Agreement. The breaching party shall compensate the other party for all economic loss. Unless otherwise provided by this Agreement, any party breaches the obligations under this Agreement or has made any untrue representation, warranties or covenants under this Agreement, and fails to make up within 10 days as of non-breaching party’s written notice, or other longer time agreed by the non-breaching party in writing, the non-breaching party has right to terminate this Agreement and the breaching party.

14.	Confidentiality

14.1	Regardless whether this Agreement has been terminated or not, each party covenants to other parties that, without prior consent, it will treat all confidential information about business and operation obtained from other parties confidential. Each party further ensures to others, it will not use any of the confidential information except for the purpose of this Agreement, unless otherwise agreed by the disclosing party.

14.2	The confidential information does not include (a) information known to receiving party before disclosing party disclose the information, as evidence by written materials; (b) information came into public domain without breach of confidentiality in this section, or (c) information that the receiving party obtains from legal channel after disclosure.

14.3	The party may disclose confidential information to its employees, directors, executives, counsels, agents or relevant entity for the purpose of this Agreement, provided such people and entity agree to the confidentiality of the information and abide by the confidential obligation.

15.	Dispute Settlement

15.1	If there is any dispute about interpretation or performance of this Agreement, the parties shall first resolve the dispute in friendly negotiation.

15.2	If the dispute cannot be resolved in 60 days as of the negotiation, any party may submit to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration

15.3	The arbitration shall be conducted by three arbitrators, with Grantor and Grantee each picking and the last by the CIETAC who shall serve as the chairman.

15.4	The arbitral award is final and binding upon the parties. The arbitration fee shall be awarded by CIETAC.

16.	Notice and Service

Any notice related to this Agreement or other communications (the “Notice”) between the parties shall be in writing, including serving in person, by mail, fax or telegraphic in accordance with the following contact information:

To the Grantor

Attention to: Wenyong Shi

Address: Bldg 4, Yard No. 11, Hepingli East Street, Dongcheng District, Beijing

Tel:

Fax:

Email: vincent@nq.com

To the Grantee A

Attention to: Xianle Ni

Address:

Tel:

Fax:

Email: nixianle@feiliu.com

To the Grantee B

Attention to: Liang Zhong

Address:

Tel:

Fax:

Email:

The service time shall be determinate as follows: (1) any service in person shall be deemed to be validly served with signature, and absent of signature shall not deemed to be served; (2) any mailing shall be made in courtier service or certified mail, and the notice shall be served after 48 hours of mailing; (3) notice sent by fax shall be served upon receipt of fax confirmation; (4) notice sent by telegraphic shall be served after 24 hours of sending. The legal holidays shall not be included in calculation above.

Any change of contact person, address, number shall be notified to the other parties within seven days as of the occurrence of change, otherwise the notice made pursuant to prior contact information shall be valid.

17.	Miscellaneous

17.1	The Agreement the parties’ right under the Agreement shall be governed by laws of the United States and in absent of relevant law, the international business practice shall apply.

17.2	Any party’s failure to perform, or partially performance or deferred performance of rights under this Agreement shall not be deemed to waive such right or any other right under the Agreement, except that such party explicitly waive the right in writing.

17.3	The Agreement and its appendix constitute the entire agreement on the items under this Agreement. The Agreement and its appendix are inseparable and shall replace all oral or written agreement, term sheet, understanding and communication by the parties.

17.4	If any clause of this Agreement is invalid due to confliction with relevant laws and regulation, such clause shall be cancelled but shall not affect the effectiveness of other clauses and the Agreement as a whole. The parties shall negotiate new clause to replace the cancelled clause or the consequence of such cancellation.

17.5	The Agreement is made on two originals with equal effectiveness and each party shall hold one.

[Signature Page]

The parties agree to execute the Agreement on the date as provided at the beginning of the Agreement.

Grantor:

NQ Mobile Inc. (Corporate Seal)

Authorized Representative:

Signature	/s/ Yu Lin

Grantee A

Feiliu Mobile Inc. (Corporate Seal)

Authorized Representative:

Signature	/s/ Xianle Ni

[Signature Page]

The parties agree to execute the Agreement on the date as provided at the beginning of the Agreement.

Grantor:

NQ Mobile Inc. (Corporate Seal)

Authorized Representative:

Signature	/s/ Yu Lin

Grantee B

Liang Zhong

Signature	/s/ Liang Zhong

Appendix 1

NQ MOBILE INC.

RESTRICTED SHARES AWARD AGREEMENT

Name of Grantee: Feiliu Mobile Inc. Address: Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY 1-1112, Cayman Islands.	Grant:	Restricted Shares (the “Restricted Shares”) at the amount as specifically provided in the Restricted Share Purchase Agreement entered into by and among Feiliu Mobile Inc., Mr. Liang Zhong and NQ Mobile Inc. dated November 12, 2012 (“Restricted Share Purchase Agreement”)
Grant Date: as specifically provided in the Restricted Share Purchase Agreement. Vesting Date: the vesting date as specifically provided in the Restricted Share Purchase Agreement.

1. Grant. Effective on the Grant Date, the Grantee has been granted the Restricted Shares of the Company and subject to the restrictions, terms and conditions set forth herein. Defined terms used herein shall have the meaning set forth in the Restricted Share Purchase Agreement, unless otherwise defined herein.

2. Vesting Schedule. The Restricted Shares will vest in accordance with the schedule as specifically provided in section 3 of the Restricted Share Purchase Agreement.

Once vested, the Restricted Shares will no longer be subject to forfeiture and the other restrictions contained in this Agreement, unless otherwise specifically provided herein.

3. Restrictions on Voting and Dividend Rights. The Grantee will not be entitled to vote or receive dividends paid on the unvested portion of the Restricted Shares. With respect to any vested portion of the Restricted Shares, the Grantee will be entitled to vote and receive dividends paid on them after the Company has entered the Grantee’s name in the Company’s register of members (the “Register of Members”) as the registered holder of such shares.

4. Restrictions on Transfer. Except pursuant to the written consent of the Committee, the Restricted Shares and the rights and privileges conferred hereby shall not be transferred, assigned, or otherwise disposed of in any way (whether by operation of law or otherwise) prior to vesting. Upon any attempt to transfer, assign, or otherwise dispose of any Restricted Share prior to vesting, or any right or privilege conferred hereby, this grant and the rights and privileges conferred hereby shall immediately become null and void.

In the event of granting written consents for any transfer of the Restricted Shares before vesting, the Committee shall have the fullest discretion permitted by applicable laws in deciding the extent to which, and stipulating terms and conditions under which, such transfer may be allowed. In the event of a transfer of part or all of the Restricted Shares held by the Grantee as consented to by the Committee, the Grantee hereby acknowledges and agrees that the Grantee has the obligation to ensure that the transferee will be subject to and comply with the same terms, conditions, requirements and restrictions imposed on the Grantee by the Company in connection with the Restricted Shares granted hereunder.

5. Register of Members and Share Certificate. The unvested portion of the Restricted Shares will not be registered on the Company’s Register of Members. With respect to any vested portion of the Restricted Shares, the Company will enter the Grantee’s name into the Register of Members. After the Company has entered the Grantee’s name into the Register of Members with respect to any vested portion of the Restricted Shares, it may, but is not obligated to, issue one or more share certificates, registered in the Grantee’s name and bearing such legend as the Company deems necessary and appropriate, evidencing such vested Restricted Shares.

6. Repurchase of Restricted Shares. If, during the Vesting Schedule set forth in section 2 herein, any conditions other than simple timing conditions were not fulfilled, the Company has the right to repurchase any unvested Restricted Shares, and any of the events in section 6 of the Restricted Share Purchase Agreement occurs, the Company may reacquire a certain number of Restricted Shares from the Grantee at USD0.0001 per share, if the penalty payments incurred from such occurrences are not received by the Company by their corresponding due date. The number of Restricted Shares that the Company may reacquire equals to the amount of unpaid penalties divided by the closing price of the publicly traded shares of the Company on the first trading day after Penalty Due Date. Any currency exchange rate used for this repurchase shall be calculated using the median exchange rate announced by the Bank of China upon the first trading date after Penalty Due Date. To repurchase Restricted Shares to satisfy the unpaid penalties incurred from the breaches, the Company shall first reacquire the unvested Restricted Shares to satisfy the unpaid penalties for the breaches. If the number of the unvested Restricted Shares is less than the number of Restricted Shares that the Company may reacquire, the Company may reacquire the vested Restricted Shares; if still insufficient, the Grantee or Mr. Xianle Ni shall pay the difference between the unpaid penalties and the value of the repurchased Restricted Shares in cash.

7. Withholding of Taxes. The Grantee shall be wholly responsible to satisfy its own tax obligations arising from the grant of the Restricted Shares. However, the Grantee authorizes the Company to deduct or withhold an amount sufficient to satisfy applicable national, state, local and foreign taxes arising from the grant of the Restricted Shares if the laws burden the Company or its affiliate with the tax obligations arising from the grant of the Restricted Shares. The Grantee further authorizes the Company or its affiliate to withhold a number of the Restricted Shares upon the distribution of the Restricted Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax obligations arising from the grant of the Restricted Shares. For the avoidance of doubt, the Committee has discretion in determining whether or not the Grantee have satisfied or performed, fully or otherwise, the Grantee’s tax obligations.

8. Personal Data. The Grantee acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company and its affiliates hold certain information, including the Grantee’s name, address and telephone number, nationality, any shares awarded, cancelled, purchased, vested, unvested or outstanding, or any other relevant information for the purpose of administering the Restricted Share Purchase Agreement (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation and administration of the Restricted Share Purchase Agreement. These recipients may be located in the PRC or elsewhere such as the European Economic Area or the United States. The Grantee authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing and administering the Grantee’s participation in the Restricted Share Purchase Agreement, including any requisite transfer of such Data as may be required for the administration of the Restricted Share Purchase Agreement and/or the subsequent holding of shares on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares acquired pursuant to the Restricted Share Purchase Agreement. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Grantee’s ability to participate in the Restricted Share Purchase Agreement.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York.

10. Language. This Agreement is written in English, and any Chinese translation (if any) provided is for convenience purposes only. In the event of any discrepancy between the English portion of this Agreement and the Chinese translation, the English portion shall govern.

COMPANY:
NQ MOBILE INC. (Corporate Seal)

/s/ Yu Lin
Name:	Yu Lin
Title:	Director

ACKNOWLEDGED AND AGREED BY:

Feiliu Mobile Inc.

/s/ Xianle Ni
Name:	Xianle Ni
Title:	Director